Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm, Reports to Shareholders and Financial Statements” in the Statement of Additional Information and to the incorporation by reference in Post-Effective Amendment Number 245 to the Registration Statement of Deutsche DWS Investment Trust (Form N-1A, No. 002-13628) of our report dated January 23, 2019 on the financial statements and financial highlights of DWS ESG Core Equity Fund (formerly DWS Mid Cap Value Fund) (one of the Funds constituting Deutsche DWS Investment Trust) included in the Fund’s Annual Report for the fiscal year ended November 30, 2018.

/s/ ERNST & YOUNG LLP

Boston, Massachusetts

September 17, 2019